CHUBB DEFERRED STOCK UNIT PLAN
Amended and restated effective January 1, 2024

ARTICLE I
PREAMBLE

    The Chubb Deferred Stock Unit Plan, as amended and restated (the “Sub-Plan”) is hereby adopted pursuant to Section 4.7 of the Chubb Limited 2016 Long-Term Incentive Plan, as amended and restated as of May 20, 2021 (such plan, and as it may be amended from time to time after the date hereof, the “LTIP”). The purpose of the Sub-Plan is to provide eligible employees with the opportunity to defer receipt of shares of Common Stock pursuant to the terms of certain Performance Stock Units and Restricted Stock Units allocated to a U.S. payroll and treated as a compensation expense of a U.S.-based subsidiary (“PSUs” and “RSUs,” respectively, and collectively referred to hereinafter as “Units”) and awarded to Participants under the LTIP. In addition to the terms and conditions set forth below, the Sub-Plan is subject to the provisions of the LTIP (including without limitation, Section 4.2 of the LTIP regarding the number and type of shares of Common Stock that may be delivered to LTIP participants and their beneficiaries), which are incorporated herein by reference. In no event shall this Sub-Plan be construed to provide a Participant with any rights with respect to vesting of a Unit beyond the rights set forth in the applicable award agreement and the LTIP.

ARTICLE II
DEFINITIONS

    Except as defined in this Article II, terms used in this Sub-Plan have the definitions of the terms as set forth in Section 8 of the LTIP:

1.Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Sub-Plan Account in the event of the Participant’s death. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Sub-Plan Account will be paid to the estate of the Participant.

2.Change in Control shall have the meaning set forth in the LTIP; provided that “Change in Control” must also qualify as a “change in control event” as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v).

3.Chubb means Chubb Limited or any entity controlled by or under common control with Chubb Limited within the meaning of Section 414(b) or (c) of the Code.

4.Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. References to any section of the Internal Revenue Code shall include any final regulations or other published guidance interpreting that section.

5.Committee means the Compensation Committee of Chubb Limited’s Board of Directors, except to the extent that the Compensation Committee has delegated authority to administer this Sub-Plan to Chubb’s US Retirement Committee in accordance with Section 6.3 of the LTIP, in which case “Committee” shall mean Chubb’s US Retirement Committee.

6.Common Stock means the common shares of Chubb Limited.

7.Company means Chubb INA Holdings Inc. or any successor corporation or entity and any participating U.S.-based subsidiary.

8.Default Deferral Period means, with respect to PSUs, the minimum Deferral Period of three (3) years following the date on which the Unit Account is established, and with respect to RSUs, the minimum Deferral Period of seven (7) years following the date on which the Unit Account is established.

9.Deferral Period means the period designated (or deemed to be designated) by the Participant in accordance with the Sub-Plan that ends on the Participant’s Separation from Service date, Retirement Date, on a Specific Deferral Date, or on the date of a Change in Control, subject to any minimum Deferral Period set forth in Section 4.4.

10.Deferred Dividend Equivalents means dividend equivalents accrued under Units prior to vesting, which have been deferred pursuant to the terms of this Sub-Plan.

11.Deferred PSU Dividend Equivalent Subaccount means the portion of a Participant’s Unit Account attributable to Deferred Dividend Equivalents accrued under PSUs deferred by the Participant to such Unit Account.

12.Deferred PSU Subaccount means the portion of a Participant’s Unit Account attributable to Deferred Stock Units attributable to PSUs deferred by the Participant to such Unit Account.

13.Deferred RSU Dividend Equivalent Subaccount means the portion of a Participant’s Unit Account attributable to Deferred Dividend Equivalents accrued under RSUs deferred by the Participant to such Unit Account.

14.Deferred RSU Subaccount means the portion of a Participant’s Unit Account attributable to Deferred Stock Units attributable to RSUs deferred by the Participant to such Unit Account.

15.Deferred Stock Units means Units that have been deferred pursuant to the terms of this Sub-Plan.

16.Disability means permanent and total disability as determined under Chubb’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.

17.Election Form means the enrollment form provided to Participants electronically or in paper form for the purpose of deferring Units under the Sub-Plan. Each Election Form must specify the percentage of the PSUs, RSUs and/or dividend equivalents to be deferred with respect to the applicable Unit award, the form of distribution elected, and the distribution start date. There will be a separate Election Form for each calendar year’s Unit awards.

18.Eligible Employee means an executive of Chubb, as determined by the Committee, who (i) is awarded PSUs or both PSUs and RSUs, (ii) provides services to a U.S.-based subsidiary in exchange for such Units, and (iii) files a U.S. income tax return.

19.Investment Options means the notional investment options, as determined from time to time by the Committee, used to credit earnings, gains and losses on Unit Account balances.

20.Participant means an Eligible Employee or former Eligible Employee who has elected to defer a portion of his or her PSUs, RSUs or dividend equivalents pursuant to the terms of this Sub-Plan and has a balance in his or her Sub-Plan Account.

21.Performance-Based Compensation means Units payable to an Eligible Employee where the amount of, or entitlement to, the Units is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Units payable to an Eligible Employee qualify as Performance-Based Compensation will be made in accordance with Treasury Regulation section 1.409A-1(e) and subsequent guidance.

22.Performance Cycle means the performance measurement period during which the pre-established performance targets are measured for each PSU award, as described in the applicable PSU award agreement.

23.Sub-Plan means the Chubb Deferred Stock Unit Plan, as amended from time to time.

24.Sub-Plan Account means the aggregate value of all Unit Accounts.

25.Retirement means the Participant’s Separation from Service that occurs on or after the Participant has both completed at least ten years of service with Chubb or a Subsidiary and attained at least age 62; provided, however, that a Separation from Service will not be treated as a Retirement unless the Participant (i) has terminated employment in good standing with Chubb or a Subsidiary, and (ii) executes an agreement and release as required by Chubb which will include, without limitation, a general release, and non-competition and non-solicitation provisions.

26.Retirement Date means the date of the Participant’s Retirement.

27.Separation from Service means a Participant’s termination of employment with Chubb or any Subsidiary, other than by reason of death or Disability, that qualifies as a “separation from service” for purposes of Section 409A of the Code.

28.Separation from Service Minimum Payment Date means, with respect to PSUs, the January 1 following the last day of the Performance Cycle applicable to such PSUs, and with respect to RSUs, the January 1 following the fourth (4th) anniversary of the date on which the RSU award is granted.

29.Specific Deferral Date means, with respect to PSUs, a specified date, not less than three (3) years following the date on which the Unit Account is established, and with respect to RSUs, a specified date, not less than seven (7) years following the date on which the Unit Account is established.

30.Specified Employee means a Participant treated as a “specified employee” of Chubb under Code Section 409A(a)(2)(B)(i). Specified Employees shall be determined by the Committee in accordance with Code Section 409A using a December 31 identification date. A listing of Specified Employees as of an identification date shall be effective for the 12-month period beginning on the January 15 following the identification date. The term includes both U.S. and non-U.S. employees.

31.Subaccount means a Deferred PSU Subaccount, Deferred RSU Subaccount, Deferred PSU Dividend Equivalent Subaccount, or a Deferred RSU Dividend Equivalent Subaccount.

32.Unit Account means the bookkeeping account for each Participant for which PSUs, RSUs or dividend equivalents have been deferred under the Sub-Plan. A Unit Account shall be established as follows:

a.A Unit Account attributable to a PSU award shall be established as soon as administratively practicable following the determination of vesting for such PSU award, or if earlier, the date of a Change in Control or a Participant’s death or Disability resulting in an early vesting and distribution under the PSU award and shall include applicable earnings/losses from amounts credited to the Investment Options as elected by the Participant. Each Unit Account attributable to a PSU award shall consist of a Deferred PSU Subaccount and a Deferred PSU Dividend Equivalent Subaccount.

b.A Unit Account attributable to an RSU award shall be established as soon as administratively practicable following the date such RSU award is granted and shall include applicable earnings/losses from amounts credited to the Investment Options as elected by the Participant. Each Unit Account attributable to an RSU award shall consist of a Deferred RSU Subaccount and a Deferred RSU Dividend Equivalent Subaccount.

PSUs, RSUs and dividend equivalents deferred under the Sub-Plan shall be credited to a Unit Account as soon as practicable following the date such PSUs, RSUs or dividend equivalents would have been payable to the Participant under the applicable Unit award but for the applicable deferral election.

33.Valuation Date means the date on which Deferred Stock Units and Deferred Dividend Equivalents included in a Participant’s Unit Account are valued prior to distribution. If the distribution is made because of the Participant’s Separation from Service or Retirement, the Valuation Date for a lump sum or initial installment distribution will be the later of: (1) the January 1 following the date of Separation from Service or the Retirement Date; or (2) the Separation from Service Minimum Payment Date; and for subsequent installments, each subsequent January 1 thereafter. If the distribution is made because the Deferral Period has ended on a Specific Deferral Date, the Valuation Date for the lump sum or initial installment distribution will be the January 1 following the Specific Deferral Date, and for subsequent installments, each subsequent January 1 thereafter. For the avoidance of doubt, the Valuation Date for a Specified Employee is described more fully in Section 5.4. If the distribution is made because of the Participant’s death, the Valuation Date will be the first day of the month after the date of death. If the distribution is made because of the Participant’s Disability, the Valuation Date(s) will be determined as if the Participant’s Retirement or Separation from Service occurred on the date of Disability. If the distribution is made because of a Change in Control, the Valuation Date for a lump sum distribution will be the January 1 following date of the Change in Control, and the Valuation Date for installments will be the January 1 following the date of the Change in Control and each subsequent January 1 thereafter. If the New York Stock Exchange is closed on any of the foregoing days, the Valuation Date will be the next business day.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

Section 3.1—Eligibility

Each employee who is an Eligible Employee at the time of the deferral election will be eligible to participate in the Sub-Plan in accordance with the terms of the Sub-Plan. Any determination of the Committee regarding whether an employee is an Eligible Employee shall be final and binding for all Sub-Plan purposes.

Section 3.2—Participation

Each Eligible Employee may elect to participate in the Sub-Plan with respect to any calendar year for which the Eligible Employee receives an award of Units, and for which the opportunity to defer such Units and dividend equivalents is offered, by timely filing an Election Form, properly completed in accordance with Section 4.1. Participation in the Sub-Plan is entirely voluntary. The Committee shall have discretion to determine whether an award of Units or dividend equivalents is eligible for deferral under the Sub-Plan.

ARTICLE IV
PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1—Election

An Eligible Employee who has been awarded Units may, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form provided by the Committee to defer Units (to the extent such Units vest). Such Eligible Employee may, at such time and on such Election Form, also elect to defer dividend equivalents accrued under such Units (to the extent such dividend equivalents vest, if subject to a vesting schedule).

Units and underlying dividend equivalents shall vest in accordance with the underlying applicable terms of the PSU award agreement or RSU award agreement. Eligible Employees who submit a deferral election are deferring the settlement, not the vesting, of such Units and underlying dividend equivalents to the date elected or allowed under this Sub-Plan.

Section 4.2—Election Amount

An Eligible Employee must designate in the Election Form the percentages of eligible vested PSUs (rounded down to the nearest whole share of Common Stock), RSUs (rounded down to the nearest whole share of Common Stock) and dividend equivalents that will be deferred under the Sub-Plan. The minimum percentage of vested PSUs, RSUs and dividend equivalents that an Eligible Employee may defer under the Sub-Plan with respect to any Unit award, if any, is 25% and the maximum is 100%. An Eligible Employee may elect to defer different percentages of PSUs, RSUs, and dividend equivalents.

Section 4.3—Election Date

An electronic or written Election Form must be completed and submitted to the Committee or its designee no later than the applicable election deadline established by the Committee. Except as otherwise provided in this Section 4.3, an election to defer Units awarded for services to be performed during a calendar year must be made no later than the December 31 of the year preceding that calendar year.

If the PSUs or RSUs qualify as Performance-Based Compensation when they are awarded, the election deadline shall be no later than the date that is six (6) months before the end of the applicable performance period, provided that the compensation provided under the Units has not become reasonably ascertainable by the election deadline, and provided further that the Participant has performed services continuously from the beginning of the performance period (or, if later, the date when the performance criteria were established if the award is made after the beginning of the performance period) until the election deadline. The Committee, in its sole discretion, may specify an election deadline that is earlier than the latest permissible deadline described in this Section, or may specify before the election deadline that particular Units are not eligible for deferral.

An Eligible Employee may elect to make an initial deferral election on or within 30 days following the grant date of Units that remain subject to a requirement that the Eligible Employee provide services for at least twelve (12) months following the date such deferral election becomes irrevocable by filing an election, in such time, manner and form that is in accordance with Treasury Regulation section 1.409A-2(a)(5) and acceptable to the Committee.

An Eligible Employee may elect to make an initial deferral election with respect to Units that qualify as short-term deferrals (within the meaning of the Code) by filing an election at least one (1) year in advance of the original vesting date in the manner and form that is in accordance with Treasury Regulation section 1.409A-2(a)(4) and acceptable to the Committee.

Except as provided below in Section 4.6 (Change in Election) and Section 7.2 (Unforeseeable Emergency), the choices reflected in the Participant’s Election Form shall become irrevocable on the election deadline (subject, however, to the provisions of the Sub-Plan that provide for non-elective payments in the event of death, small account balances, and other special circumstances). If an Eligible Employee fails to submit a properly completed Election Form by the election deadline for a Unit award, the Eligible Employee shall be ineligible to defer PSUs, RSUs, or dividend equivalents with respect to such Unit award.

Section 4.4—Deferral Period

Each Eligible Employee shall specify in the Election Form the Deferral Periods for PSUs, RSUs and dividend equivalents to be deferred. Failure to specify a Deferral Period shall result in a deferral for the Default Deferral Period. A Participant may elect a Deferral Period that ends on the earlier of, or either of: (1) a Specific Deferral Date, or (2) the Participant’s Separation from Service or Retirement Date (or if later, the Separation from Service Minimum Payment Date, and subject to any required delay in payment under Section 5.4). A Participant may also elect to have a Deferral Period end upon a Change in Control that occurs prior to any Specific Deferral Date or Separation from Service or Retirement Date elected in his or her Election Form.

Section 4.5—Distribution Election

At the time the Eligible Employee first elects to defer his or her vested Units or dividend equivalents under Section 4.1, the Eligible Employee must further make an election on the Election Form to have the applicable Subaccount distributed in a lump sum or in two to fifteen annual installments. If no distribution election is made, the Subaccount will be distributed in a lump sum. If a Participant elects to receive the Subaccount in installments, the amount of each installment shall be determined by dividing the total Subaccount balance on each Valuation Date by the number of installments remaining, rounded down to the nearest whole share of Common Stock or dollar, as applicable.

Section 4.6—Change in Election

A Participant may make an election to extend the Deferral Period and/or change the form of distribution for a Subaccount in accordance with Section 409A. With respect to each Subaccount, the extended Deferral Period shall not be less than five (5) years following the date on which distribution would otherwise have occurred. A deferral extension election or change to the form of distribution must meet all of the following requirements:

    i.    The new election must be made at least twelve (12) months prior to the date on which payments would commence under the current election (and the new election shall be ineffective if the payment commencement date under the current election occurs within twelve months after the date of the new election);
    ii.    The new election will not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and

    iii.    The new payment commencement date must be at least five (5) years later than the date on which payments would commence under the current election.

Section 4.7—Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Sub-Plan Account on an electronic or written form provided by the Committee or its designee. A Participant may change such designation on an electronic or written form acceptable to the Committee and received by the Committee at any time before the Participant’s death. If no Beneficiary designation is filed with the Committee, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, all amounts deferred hereunder will be paid to the estate of the Participant. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Sub-Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.7. In the event of the death of a Participant, distributions shall be made in accordance with Section 5.5.

ARTICLE V
VALUATION, INVESTMENT ELECTIONS & DISTRIBUTION OF ACCOUNTS

Section 5.1—Valuation of Subaccounts

All Subaccounts are valued prior to distribution on the applicable Valuation Date as defined in this Sub-Plan.

With respect to a Subaccount (or portion thereof) that has been notionally invested in Common Stock, one share of Common Stock will be distributed for each share of Common Stock in which the Subaccount is notionally invested. If the distribution includes a fractional share of Common Stock, the number of shares of Common Stock distributed will be rounded down to the next whole share of Common Stock, and the value of the fractional share of Common Stock will be paid in cash. The Subaccount (or portion thereof) deemed invested in Common Stock shall be valued based on the closing price of Common Stock as reported on the composite tape of the New York Stock Exchange on the Valuation Date, or if the Common Stock is not traded on that day, on the next trading day.

With respect to a Subaccount that has been notionally credited into Investment Options other than Common Stock, the value of the Subaccount (or portion thereof) shall be based on the value of applicable Investment Options on the Valuation Date. The distribution shall be paid in cash.

Section 5.2—Timing of Sub-Plan Distributions

Except as provided in Section 4.6 (concerning the five-year delay following a Change in Election) and Section 5.4 (concerning distributions to Specified Employees), the value of a Participant’s Subaccount (or installment portion thereof) will be distributed according to the distribution election on file to the Participant as soon as administratively practicable following the Valuation Date associated with the end of the applicable Deferral Period.

Section 5.3—Investment Elections

A Participant’s newly created Subaccounts shall be initially deemed invested in shares of Common Stock. The Committee shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Subaccounts. Participants may make such elections beginning on the date that is six months following the crediting of such amount to the Unit Account and once per month thereafter, subject to procedures established by the Committee, which may, among other things, implement changes to the timing of Investment Elections as it deems necessary or appropriate in its sole discretion. If a Participant elects to notionally invest a Subaccount or portion thereof in Investment Options other than Common

Stock or if amounts are credited in Investment Options other than Common Stock, the Subaccount (or portion thereof) so invested must remain notionally invested in Investment Options other than Common Stock for the remainder of the Deferral Period. The Committee shall periodically credit gains, losses and earnings to a Participant’s Subaccount, until the full balance of the Subaccount has been distributed; for the avoidance of doubt, if a Participant has elected to receive installment payments, any Subaccount balance shall continue to be credited with earnings or losses until the entire Subaccount has been distributed. In the event a regular dividend is declared on Common Stock, each of a Participant’s Subaccounts shall be credited with an additional amount equal to the product of the dividend rate and the number of notional shares of Common Stock in which the Subaccount is deemed credited on the day the dividend is paid, and such amount shall be initially deemed invested in shares of Common Stock. Amounts shall be credited to a Participant’s Subaccount under this Section based on the results that would have been achieved had amounts credited to the Subaccount been invested as soon as administratively practicable after crediting into the Investment Options selected by the Participant. Nothing in this Section or otherwise in the Sub-Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

Section 5.4—Separation from Service of Specified Employees

Notwithstanding the foregoing, if the Participant is a Specified Employee on the Participant’s Retirement Date or the date of the Participant’s Separation from Service, any distribution of the Participant’s Subaccount that is scheduled for payment on account of the Participant’s Retirement or other Separation from Service will not be made or commence earlier than the date which is six months following the date of Retirement or Separation from Service. Any distributions that would otherwise have been made during this period of delay shall be accumulated and paid as soon as administratively practicable following the first day of the seventh month following the Participant’s Retirement or Separation from Service (or, if earlier, the first day of the month after the Participant’s death). The Subaccount shall be valued as if the Valuation Date were the distribution date.

Section 5.5—Death

In the event of the death of a Participant, the full, vested value of the Participant’s Sub-Plan Account will be distributed to the designated Beneficiary in a lump sum as soon as administratively practicable following the first day of the month after the Participant’s death.

Section 5.6—Disability

In the event of the Disability of a Participant, the Participant’s Subaccounts that are designated to be deferred to a Specific Deferral Date will be maintained and distributed in accordance with the Participant’s Election Form. The Participant’s Subaccounts that are designated to be deferred to the Participant’s Retirement Date or date of Separation from Service, or designated to be deferred to the earlier of a Specific Deferral Date or the Participant’s Retirement Date or date of Separation from Service, will be distributed at the same time and in the same form as if the Participant’s Retirement or Separation from Service occurred on the date of the Participant’s

Disability (including application of the Separation from Service Minimum Payment Date, to the extent applicable).

Section 5.7—Distribution upon a Change in Control

In the event of a Change in Control, the Participant’s Sub-Plan Account will be distributed in accordance with the Participant’s Election Forms.

Section 5.8—Unforeseeable Emergency Distribution

    (a) Unforeseeable Emergency. The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of Participant’s Sub-Plan Account upon the showing of an unforeseeable emergency. An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Sub-Plan.

    (b) Amount of Distribution Permitted upon an Unforeseeable Emergency. Distributions on account of an unforeseeable emergency, as defined in Section 5.8(a), shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

    (c) The Committee will determine from which Unit Accounts hardship distributions will be made. Any Participant who is an officer or director of Chubb within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of unforeseeable emergency.

Section 5.9—Minimum Balance Payout Provision

If a Participant’s Sub-Plan Account balance under this Sub-Plan (and under all other nonqualified deferred compensation plans of the Company that are required to be aggregated with this Sub-Plan under Section 409A of the Code), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Sub-Plan

Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Sub-Plan) in a lump sum as soon as administratively practicable following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution.

ARTICLE VI—AMENDMENT AND TERMINATION OF SUB-PLAN

Section 6.1—Amendment

The Committee may, at any time, amend the Sub-Plan in whole or in part, provided that no amendment may decrease the value of any Sub-Plan Accounts as of the date of such amendment. The Sub-Plan may also be amended pursuant to a written instrument executed by both Chubb's most senior human resources officer and most senior legal officer to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Sub-Plan included in the income of Participants or beneficiaries for federal income tax purposes prior to distribution. Except for the authority delegated above, all amendments to this Sub-Plan require the approval of the Committee.

Notwithstanding the foregoing, pursuant to Section 7 of the LTIP, approval of Chubb’s shareholders will be required for any amendment to the Sub-Plan that the Committee determines would constitute a “material revision” of the terms of the LTIP.

Section 6.2—Sub-Plan Suspension and Termination

This Sub-Plan may be suspended or terminated by the Committee at any time without prior notification. Upon termination of the Sub-Plan, distribution of balances in Sub-Plan Accounts shall be made to Participants and Beneficiaries in the manner and at the time described above, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Sub-Plan, no new deferral elections shall be permitted; however, earnings, gains and losses shall continue to be credited to Sub-Plan Account balances in accordance with Section 5.3 until the Sub-Plan Account balances are fully distributed.

Section 6.3—No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Sub-Plan.

ARTICLE VII—MISCELLANEOUS PROVISIONS

Section 7.1—Required Taxes

No later than the date Deferred Stock Units or Deferred Dividend Equivalents are no longer subject to a substantial risk of forfeiture (as defined in the Code) or first become includible in gross income, Participant must pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required to be withheld with respect to such amount. The Company, in its sole discretion, may determine that withholding obligations shall be settled with Common Stock (including Common Stock that is distributed under the terms of the Sub-Plan) or with Deferred Stock Units or Deferred Dividend Equivalents that are deducted from the Participant’s Sub-Plan Account under the Sub-Plan; provided, however, that not more than the legally required minimum withholding may be settled with Deferred Stock Units or Common Stock. The obligations of the Company under the Sub-Plan shall be conditional on such payment or arrangement, and the Company shall, to the extent permitted by law, have the right to make any appropriate arrangements to deduct any such taxes from all deferrals and distribution under the Sub-Plan that the Company reasonably determines to be required by law to be withheld from such deferrals and distributions.

Section 7.2—Adjustment of Deferred Stock Units

In the event of any change in the outstanding shares of Common Stock, by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the number of Deferred Stock Units may be adjusted appropriately by the Committee, whose determination shall be conclusive.

Section 7.3—Section 409A

The Sub-Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A. Chubb does not warrant that the Sub-Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall Chubb; any director, officer, or employee of Chubb (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Sub-Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Sub-Plan’s failure to satisfy any other requirements of applicable tax laws.

Section 7.4—Clawback Policies

Notwithstanding anything in the Sub-Plan or LTIP to the contrary, amounts payable under the Sub-Plan and the Participant’s rights with respect to such amounts payable shall be subject to the terms, conditions and procedures of any applicable compensation recovery or clawback policy or policies adopted by the Chubb Limited Board of Directors before or after the date of effectiveness of this Sub-Plan, and as such policy or policies may be amended from time to time.

Section 7.5—Stock Ownership and Other Policies

The Committee, in its sole discretion, may establish rules regarding the ability of a Participant to notionally invest Deferred Stock Units in Investment Options other than Common Stock to comply with applicable securities laws (including without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934), and the rules and regulations promulgated thereunder. Actions taken by a Participant to change his or her Investment Option from being notionally invested in Common Stock to another Investment Option other than Common Stock shall be subject to the terms, conditions and procedures of Chubb’s insider trading policy as it may be amended from time to time, including, as applicable and without limitation, blackout period, trading freeze and preclearance requirements. A Participant’s Units which have been deferred pursuant to the terms of this Sub-Plan and notionally invested in Common Stock shall be taken into account for purposes of compliance with Chubb’s stock ownership guidelines.

ARTICLE VIII—GENERAL PROVISIONS

Section 8.1—Unsecured General Creditor

Notwithstanding anything herein to the contrary, the obligations under this Sub-Plan are solely obligations of the Company with the compensation expense related to the Units. To the extent any person acquires a right to receive payments under the Sub-Plan, such rights are no greater than the right of an unsecured general creditor of the Company. Nothing contained in this Sub-Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or Beneficiaries. No Participant shall have any right, title or interest whatever in the assets of the Company. Nothing contained in the Sub-Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits due under the Sub-Plan.

Section 8.2—Nonassignability

No Participant or Beneficiary or any other person shall have right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Sub-Plan. All Sub-Plan Accounts and the rights to all distributions are unassignable and non-transferable. Sub-Plan Accounts or distributions hereunder, prior to actual distribution, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Sub-Plan Accounts or other Sub-Plan benefits will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

Section 8.3—No Contract of Employment

Participation in the Sub-Plan shall not be construed to constitute a direct or indirect contract of employment between Chubb and the Participant. Participants and Beneficiaries will have no rights against Chubb resulting from participation in the Sub-Plan other than as specifically provided herein. Nothing in the Sub-Plan shall be deemed to give a Participant the right to be retained in the service of Chubb for any length of time or to interfere with the right of Chubb to terminate a Participant’s employment prior to the end of any Deferral Period.

Section 8.4—Governing Law

The provisions of the Sub-Plan will be construed and interpreted according to the laws of the State of New York, to the extent not preempted by federal law.

Section 8.5—Validity

If any provision of the Sub-Plan is held to be illegal or invalid for any reason, the remaining provisions of the Sub-Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 8.6—Notice

Any written notices provided for in the Sub-Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by Chubb’s records, or if to Chubb, at the Company’s principal executive office.

Section 8.7—Successors

The provisions of the Sub-Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Company, and successors of any such Company or other business entity.

Section 8.8—Incapacity

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Sub-Plan is unable to care for their affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Company, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Sub-Plan Accounts shall be a complete discharge of any liability under the Sub-Plan with respect to the amount so paid.

ARTICLE IX—ADMINISTRATION AND CLAIMS

Section 9.1—Sub-Plan Administration

The Committee shall be responsible for the operation and administration of the Sub-Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Sub-Plan and decide or resolve any and all questions, including interpretations of this Sub-Plan, as may arise in connection with this Sub-Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Sub-Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Chubb with respect to the Sub-Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of Chubb, such administrative or other duties as it sees fit.

Any person claiming a benefit, requesting an interpretation or ruling under the Sub-Plan, or requesting information under the Sub-Plan shall present the request in writing to the Committee, 436 Walnut Street, Philadelphia, PA 19106, Attn: US Retirement Committee. The Committee shall respond in writing as soon as practicable.
Section 9.2—Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Sub-Plan (referred to in this Section 9.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.

    (a) Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

    (b) If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Sub-Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
    (c) Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

    (d) Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

    (e) All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Sub-Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

Section 9.3—Exhaustion of Claims Procedures

No legal action for benefits under the Sub-Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

Any review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

Section 9.4—Arbitration and Limitations Period

Any disputes related to the Sub-Plan shall be resolved by arbitration in accordance with the Company’s arbitration policies. Any arbitration initiated by a Claimant under the Sub-Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Committee.

Section 9.5—Disability Claims

Claims for disability benefits shall be determined in accordance with the terms of the long-term disability plan which covers the Participant, provided the provisions of that plan comply with the minimum standards set forth in DOL Regulation section 2560.503-1. Otherwise, claims for disability benefits shall be determined in accordance with DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

Section 9.5—Indemnification

To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Sub-Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.